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                                                                    EXHIBIT 99.1

                                  NEWS RELEASE

                      SUNSHINE MINING AND REFINING COMPANY

FOR IMMEDIATE RELEASE                                  CONTACT: WILLIAM W. DAVIS
                                                                  (214) 265-1377


               SUNSHINE COMMENCES REORGANIZATION UNDER CHAPTER 11


         BOISE, IDAHO, August 23, 2000 - Sunshine Mining and Refining Company announced today that as part of an overall financial restructuring the Company and three of its subsidiaries commenced reorganization cases under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware.

         The Company and its affiliates have prepared a proposed plan of reorganization cosponsored by four of its major bondholders holding more than 70% of the Company's outstanding indebtedness. The joint filing underscores the Company's goal of completing its reorganization and emerging from Chapter 11 as quickly as possible.

         The Company announced that it has arranged $5 million of debtor in possession (DIP) financing from affiliates of the major bondholders cosponsoring the reorganization, and has a commitment for $5 million of long term financing after the Company emerges from bankruptcy, expected by year-end. The DIP financing will be secured by substantially all the assets of the Company.

         The Company expects to continue business as usual and will be filing motions with the court seeking approval of the continuation of all Company compensation and benefit plans, and payment of funds due to suppliers of essential goods and services, and otherwise conduct business as usual.

         The restructuring was necessitated by the Company's operating losses and inability to refinance its outstanding obligations in the severely depressed silver market which has continued for the past 12 years. The Company and its major creditors recognized that the Company's silver assets are world class, and that with a restructured debt-free balance sheet the ability of the Company to put the Pirquitas Mine into production will be greatly enhanced.

                                     -more-



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         Under the plan as proposed all equity in the Company will be canceled;
however, the cosponsoring bondholders have agreed to cede approximately 4% of the new equity to existing shareholders. In addition, approximately 6% of the new equity is being reserved for other unsecured creditors, most of which is ceded to the other creditors by the cosponsoring bondholders. The cosponsoring bondholders will retain approximately 90% of the new equity to be issued under the plan, and will name a majority of the directors of the reorganized company. In addition, the cosponsoring bondholders will have an option to acquire the Company's subsidiary, Sunshine Argentina, which owns the Pirquitas Mine in Argentina. Such option may be exercised upon the occurrence of certain adverse events to the Company or its subsidiaries.

         The Company previously issued 8.3 million warrants to purchase common stock of the Company to the holders of its 8% Senior Exchangeable Notes and its 10% Senior Convertible Notes for extensions of maturity and for agreements to exchange debt for equity in the reorganization. The warrants represent the right to acquire one new share of the Company's common stock at its par value, and have a cashless exercise feature.

         In a letter to employees advising of the filing, John Simko, Chairman and Chief Executive Officer, and William Davis, Executive Vice President and Chief Financial Officer, told employees to take pride in their accomplishments in a very difficult market.

         In the letter, Simko and Davis pointed to deteriorating market conditions for precious metals mining in general as contributing to the difficulty of restructuring the debt. They pointed out that in 1996, on the basis of a few drill holes in Pirquitas, the Company was able to raise $30 million to further explore the property. In the current market, with a completed feasibility study demonstrating its excellent economics, the Company could not access the money to refinance the debt.

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         Sunshine Mining news releases and information can be accessed on the
Internet at: www.sunshinemining.com.

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